Exhibit 3.1

JAGUAR HEALTH, INC.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES C PERPETUAL PREFERRED STOCK

Pursuant to Section 151 of the
General Corporation Law of the State of Delaware

The undersigned, Lisa A. Conte and Carol R. Lizak, do hereby certify that:

1.  They are the Chief Executive Officer and President, and Chief Accounting Officer, respectively, of Jaguar Health, Inc., a Delaware corporation (the “Corporation”).

2.  The Corporation is authorized to issue 10,000,000 shares of preferred stock, 5,524,926 of which are designated as Series A convertible participating preferred stock, 11,000 of which are designated as Series B convertible preferred stock, 63 of which are designated Series B-1 convertible preferred stock and 10,165 of which are designated Series B-2 convertible preferred stock.

3.  The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation provides for a class of its authorized stock known as preferred stock, consisting of 10,000,000 shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, it is the desire of the Board of Directors, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of 1,011,000 shares of the preferred stock which the Corporation has the authority to issue, as follows:

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby provide for the issuance of a series of preferred stock for cash or exchange of other securities, rights or property and does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF SERIES C PREFERRED STOCK

Section 1.                                           Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Affiliate” means any Person that, directly or indirectly through one or more intermediaries, controls or is controlled by or is under common control with a Person, as such terms are used in and construed under Rule 405 of the Securities Act.

“Business Day” means any day except any Saturday, any Sunday, any day which is a federal legal holiday in the United States or any day on which banking institutions in the State of California are authorized or required by law or other governmental action to close.

“Certificate of Designation” means this Certificate of Designation of Preferences, Rights and Limitations of Series C Perpetual Preferred Stock of the Corporation.

“Commission” means the United States Securities and Exchange Commission.

“Common Stock” means the Corporation’s common stock, par value $0.0001 per share, and stock of any other class of securities into which such securities may hereafter be reclassified or changed.

“Corporate Liquidation Event” shall have the meaning set forth in Section 5(d).

“Delaware Courts” shall have the meaning set forth in Section 9(d).

“Exchange Act” means the Securities Exchange Act of 1934, as amended, and the rules and regulations promulgated thereunder.

“General Corporation Law” means the General Corporation Law of the State of Delaware.

“Holder” shall have the meaning given such term in Section 2.

“Junior Stock” means the Common Stock and any other class or series of stock of the Corporation now existing or hereafter authorized over which Series C Preferred Stock has preference or priority in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Monthly Dividend Payment Date” shall have the meaning set forth in Section 3(a).

“New Preferred Stock” shall have the meaning set forth in Section 8.

“Liquidation Event” shall have the meaning set forth in Section 5(a).

“Parity Stock” means the Series D Preferred Stock and any class or series of stock of the Corporation hereafter authorized that ranks equally with the Series C Preferred Stock in the distribution of assets on any liquidation, dissolution or winding up of the Corporation.

“Person” means an individual or corporation, partnership, trust, incorporated or unincorporated association, joint venture, limited liability company, joint stock company, government (or an agency or subdivision thereof) or other entity of any kind.

“PIK Dividend Shares” shall have the meaning set forth in Section 3(c).

“Securities Act” means the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder.

“Senior Stock” means any class or series of stock of the Corporation now existing or hereafter authorized which has preference or priority over the Series C Preferred Stock in the distribution of assets on any voluntary or involuntary liquidation, dissolution or winding up of the Corporation.

“Series C Dividend Record Date” shall have the meaning set forth in Section 3(d).

“Series C Liquidation Amount” shall have the meaning set forth in Section 5(a), subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

“Series C Original Issue Price” shall mean $8.00 per share, subject to appropriate adjustment in the event of any stock dividend, stock split, combination or other similar recapitalization with respect to the Series C Preferred Stock.

“Series C Preferred Stock” shall mean have the meaning set forth in Section 2.

“Series D Preferred Stock” means the Corporation’s Series D Perpetual Preferred Stock, with a par value of $0.0001 per share.

“Trading Day” means a day on which the principal Trading Market is open for business.

“Trading Market” means any of the following markets or exchanges on which the Common Stock is listed or quoted for trading on the date in question: the NYSE American, the Nasdaq Capital Market, the Nasdaq Global Market, the Nasdaq Global Select Market, or the New York Stock Exchange (or any successors to any of the foregoing).

“Transfer Agent” means American Stock Transfer & Trust Company, the current transfer agent of the Corporation with a mailing address of 59 Maiden Lane, New York, New York and a facsimile number of 718-236-4588, and any successor transfer agent of the Corporation.

Section 2.                                           Designation, Amount and Par Value. This series of preferred stock shall be designated as its Series C Perpetual Preferred Stock (the “Series C Preferred Stock”) and the number of shares so designated shall be One Million Eleven Thousand (1,011,000) (each holder of the Series C Preferred Stock a “Holder” and collectively, the “Holders”). Each share of Series C Preferred Stock shall have a par value of $0.0001 per share.

Section 3.                                           Dividends.

a)                                     Holders will be entitled to receive cumulative stock dividends.  Such dividends shall be payable in arrears on a monthly basis on the last day of each calendar month commencing on the last day of September 2020 for twenty-four consecutive calendar months (inclusive of September and with each such date being referred to herein as a “Monthly Dividend Payment Date”).  Accrued but unpaid stock dividends shall not bear interest.  Any stock dividends paid on the shares of the Series C Preferred Stock through the issuance of additional shares of Series C Preferred Stock as stock dividends as provided in Section 3(c) below shall be allocated pro rata on a share-by-share basis among all such then-outstanding shares of Series C Preferred Stock on each “Series C Dividend Record Date” as defined below. Each such stock dividend shall be paid to the holders of record of Series C Preferred Stock as they appear on the stock register of the Corporation on the Series C Dividend Record Date, not more than 10 days following the applicable Monthly Dividend Payment Date. Dividends payable on each Monthly Dividend Payment Date shall be computed on the basis of a 360-day year of twelve 30-day months and rounded to the nearest cent.

b)                                     Dividends on each share of Series C Preferred Stock shall begin to accrue and be cumulative at an annual rate of ten percent (10.0%) of the Series C Original Issue Price, beginning on the date each such share of Series C Preferred Stock is issued (including upon issuance as a stock dividend).

c)                                      Dividends payable on Series C Preferred Stock shall be payable through the Corporation’s issuance of shares of Series C Preferred Stock as a stock dividend by delivering to each record holder of Series C Preferred Stock a number of shares of Series C Preferred Stock (“PIK Dividend Shares”) determined by dividing (x) the total aggregate dollar amount of dividends accrued and unpaid with respect to the Series C Preferred Stock owned by such record holder on the Series C Dividend Record Date for the applicable Monthly Dividend Payment Date (rounded to the nearest whole cent) by (y) the Series C Original Issue Price. For the avoidance of doubt and additional clarity, if 842,500 shares of Series C Preferred Stock had been outstanding as of September 1, 2020, then on September 30th an aggregate of no more than 7,020 shares of Series C Preferred Stock would have accrued and been unpaid as PIK Dividend Shares on the Series C Dividend Record Date for the month of September. Fractional shares of Series C Preferred Stock issued as stock dividends pursuant to this Section 3(c) shall be rounded down to the nearest whole share after all such Series C Preferred Stock Dividends held by a holder of Series C Preferred Stock as of the applicable Series C Record Dividend Date are aggregated. The PIK Dividend Shares issuable on any Monthly Dividend Payment Date shall be adjusted and pro-rated for any partial calendar month based on a 30 day calendar month.

d)                                     The record date with respect to the dividends payable hereunder on the last day of each calendar month shall be the last day of such calendar month (each a “Series C Dividend Record Date”).

e)                                      The per share amounts and any other applicable amounts in this Section 3 will be adjusted for any recapitalization, stock combinations, stock dividends, stock splits or similar events occurring after the date of issuance of any shares of Series C Preferred Stock.

f)                                       Upon exchange or any other cancellation of any shares of Series C Preferred Stock, any dividends with respect thereto which are accrued as of the date of such exchange or cancellation shall be deemed to have been paid by the issuance of stock dividends in accordance with Section 3(c)(ii) hereof and the subject stock dividend shall be deemed issued and outstanding immediately prior to such exchange or cancellation.

Section 4.                                           Voting Rights. Except as otherwise provided herein or as otherwise required by law, the Series C Preferred Stock shall have no voting rights. However, as long as any shares of Series C Preferred Stock are outstanding, the Corporation shall not, without the affirmative vote of the Holders of a majority of the then outstanding shares of the Series C Preferred Stock, (a) alter or change adversely the powers, preferences or rights given to the Series C Preferred Stock or alter or amend this Certificate of Designation or (b) enter into any agreement with respect to any of the foregoing.

Section 5.                                           Liquidation Rights.

a)                                     Liquidation Event. In the event of any voluntary or involuntary liquidation, dissolution or winding-up of the Corporation or Corporate Liquidation Event (each, a “Liquidation Event”), the Holders of shares of Series C Preferred Stock then outstanding shall be entitled, out of assets legally available therefor, before any distribution or payment out of the assets of the Corporation may be made to or set aside for the holders of any Junior Stock and subject to the rights of the holders of any class or series of securities ranking senior to or on parity with Series C Preferred Stock upon any such Liquidation Event and the rights of the Corporation’s depositors and other creditors, to receive in full a liquidating distribution in an amount per share equal to the Series C Original Issue Price (the amount payable pursuant to this sentence is hereinafter referred to as the “Series C Liquidation Amount”). Holders shall not be entitled to any further payments in the event of any such Liquidation Event other than what is expressly provided for in this Section 5. The Corporation shall mail written notice of any such Liquidation Event, not less than ten (10) days prior to the payment date stated therein, to each Holder.

b)                                     Partial Payment. If the assets of the Corporation are not sufficient to pay in full the Series C Liquidation Amount for the outstanding shares of Series C Preferred Stock, the amounts paid to the Holders and to the holders of all Parity Stock shall be pro rata in accordance with the respective aggregate liquidating distributions to which they would otherwise be entitled.

c)                                      Residual Distributions. If the respective aggregate liquidating distributions to which all Holders and all holders of any Parity Stock are entitled have been paid, then the holders of Junior Stock shall be entitled to receive all remaining assets of the Corporation according to their respective rights and preferences.

d)                                     Corporate Liquidation Events.

(i)                                     Definition. Each of the following events shall be considered a “Corporate Liquidation Event” unless the holders of at least a majority of the outstanding shares of Series C Preferred Stock elect otherwise by written notice sent to the Corporation at least three (3) Business Days prior to the effective date of any such event:

(A)                               a merger or consolidation in which

(1)                                 the Corporation is a constituent party or

(2)                                 a subsidiary of the Corporation is a constituent party and the Corporation issues shares of its capital stock pursuant to such merger or consolidation,

in both circumstances only where the Board of Directors has approved such merger or consolidation, except any such merger or consolidation involving the Corporation or a subsidiary in which the shares of capital stock of the Corporation outstanding immediately prior to such merger or consolidation continue to represent, or are converted into or exchanged for shares of capital stock that represent, immediately following such merger or consolidation, at least a majority, by voting power, of the capital stock of (1) the surviving or resulting corporation, or (2) if the surviving or resulting corporation is a wholly owned subsidiary of another corporation immediately following such merger or consolidation, the parent corporation of such surviving or resulting corporation; or

(B)                               the sale, lease, transfer, exclusive license or other disposition, in a single transaction or series of related transactions, by the Corporation or any subsidiary of the Corporation (in each case authorized by the Corporation’s Board of Directors) of all or substantially all the assets of the Corporation and its subsidiaries taken as a whole, or the sale or disposition (whether by merger, consolidation or otherwise) of Napo Pharmaceuticals, Inc. (or any successor in interest) or one or more other subsidiaries of the Corporation, in each case authorized by the Corporation’s Board of Directors, if substantially all of the assets of the Corporation and its subsidiaries taken as a whole are held by such subsidiary or subsidiaries, except where such sale, lease, transfer, exclusive license or other disposition is to a wholly owned subsidiary of the Corporation.

(ii)                                  Effecting a Corporate Liquidation Event.

(A)                               The Corporation shall not have the power to effect a Corporate Liquidation Event referred to in Section 5(d)(i) unless the agreement or plan of merger or consolidation for such transaction (the “Merger Agreement”) provides that the consideration payable to the stockholders of the Corporation shall be allocated among the holders of capital stock of the Corporation in accordance with Section 5(a) and 5(c).

(B)                               In the event of a Corporate Liquidation Event referred to in Section 5(d)(i)(A)(2) or 5(d)(i)(B), if the Corporation does not effect a dissolution of the Corporation under the General Corporation Law within ninety (90) days after such Corporate Liquidation Event, then (A) the Corporation shall send a written notice to each holder of Series C Preferred Stock no later than the ninetieth (90th) day after the Corporate Liquidation Event advising such holders of their right (and the requirements to be met to secure such right) to require the redemption of such shares of Series C Preferred Stock, and (B) if the holders of at least a majority of the then outstanding shares of Series C Preferred Stock so request in a written instrument delivered to the Corporation not later than one hundred twenty (120) days after such Corporate Liquidation Event, the Corporation shall use the consideration received by the Corporation for such Corporate Liquidation Event (net of any retained liabilities associated with the assets sold or technology licensed, as determined in good faith by the Board of Directors of the Corporation), together with any other assets of the Corporation available for distribution to its stockholders, all to the extent permitted by Delaware law governing distributions to stockholders (the “Available Proceeds”), on the one hundred fiftieth (150th) day after such Corporate Liquidation Event, to redeem all outstanding shares of Series C Preferred Stock at a price equal to the Series C Liquidation Amount in priority and in preference to any shares of Junior Stock.  Notwithstanding the foregoing, in the event of a redemption pursuant to the preceding sentence, if the Available Proceeds are not sufficient to redeem all outstanding shares of Series C Preferred Stock, the Corporation shall ratably redeem each holder’s shares of Series C Preferred Stock to the fullest extent of such Available Proceeds, and shall redeem the remaining shares as soon as it may lawfully do so under Delaware law governing distributions to stockholders, and no shares of Junior Stock shall be redeemed until all of the outstanding shares of Series C Preferred Stock are redeemed in full.  The provisions of Section 7 shall apply, with such necessary changes in the details thereof as are necessitated by the context, to the redemption of the Series C Preferred Stock pursuant to this Section 5(d)(ii)(B).  Prior to the distribution or redemption provided for in this Section 5(d)(ii)(B), the Corporation shall not expend or dissipate the consideration received for such Corporate Liquidation Event, except to discharge expenses incurred in connection with such Corporate Liquidation Event or in the ordinary course of business.

(iii)                               Amount Deemed Paid or Distributed.  The amount deemed paid or distributed to the holders of capital stock of the Corporation upon any Liquidation Event, other disposition or redemption shall be the cash or the value of the property, rights or securities paid or distributed to such holders by the Corporation or the acquiring person, firm or other entity.  The value of such property, rights or securities shall be determined in good faith by the Board of Directors of the Corporation.

(iv)                              Allocation of Escrow and Contingent Consideration. In the event of a Corporate Liquidation Event pursuant to Section 5(d)(i)(A)(1), if any portion of the consideration payable to the stockholders of the Corporation is payable only upon satisfaction of contingencies (the “Additional Consideration”), the Merger Agreement shall provide that (A) the portion of such consideration that is not Additional Consideration (such portion, the “Initial Consideration”) shall be allocated to the holders of the Series C Preferred Stock in accordance with Section 5(a) as if the Initial Consideration were the only consideration payable in connection with such Corporate Liquidation Event; and (B) any Additional Consideration which becomes payable to the stockholders of the Corporation upon satisfaction of such contingencies shall be allocated to the holders of the Series C Preferred Stock in accordance with Section 5(a) after taking into account the previous payment of the Initial Consideration as part of the same transaction.  For the purposes of this Section 5(d)(iv), consideration placed into escrow or retained as holdback to be available for satisfaction of indemnification or similar obligations in connection with such Corporate Liquidation Event shall be deemed to be Additional Consideration.

Section 6.                                           Conversion Rights. Series C Preferred Stock shall not be convertible into Senior Stock, Junior Stock or any other security, and does not otherwise have any conversion rights.

Section 7.                                           Optional Redemption.

a)                                     Optional Redemption Right. The Corporation, at the option of its Board of Directors, or any duly authorized committee thereof, may, at any time, redeem out of funds legally available therefor, in whole or in part, the shares of Series C Preferred Stock at the time outstanding, upon notice given as provided in Section 7(b) below, at a redemption price equal to the Series C Liquidation Amount.

b)                                     Notice of Redemption. The Corporation shall send written notice of its election to redeem shares of Series C Preferred Stock (the “Redemption Notice”) to each holder of record of Series C Preferred Stock not less than five (5) Business Days, and no more than thirty (30) days, prior to the Redemption Date (as defined below). The Redemption Notice shall state:

(i)                                     the date on which the Corporation shall redeem such shares (the “Redemption Date”)

(ii)                                  the number of shares of Series C Preferred Stock held by the holder that the Corporation intends to redeem on the Redemption Date; and

(iii)                               the redemption price.

Section 8.                                           Consolidations and Mergers.  Notwithstanding anything else contained herein, if the Corporation enters into any transaction of merger or consolidation, and (a) the Corporation is not the surviving entity following such event and (b) one or more shares of Series C Preferred Stock have not been redeemed or repurchased as of, or immediately following, such event, then (i) each remaining share of Series C Preferred Stock shall be canceled and extinguished and automatically converted into the right to receive one fully paid and nonassessable share of a newly-designated series of Preferred Stock (the “New Preferred Stock”) of the surviving entity having in respect of such successor the same powers, designations, preferences, rights and the qualifications, limitations or restrictions (to the fullest extent practicable) thereon, that the share of Series C Preferred Stock had immediately prior to such transaction and (ii) the Corporation shall deliver to the Holders a certificate executed by a senior officer of the Corporation stating that such transaction complies herewith.

Section 9.                                           Miscellaneous.

a)                                     Notices.  Any and all notices or other communications or deliveries to be provided by the Holders hereunder including, without limitation, any Notice of Conversion, shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service, addressed to the Corporation, at the address set forth above Attention: Lisa A. Conte, facsimile number (415) 371-8311, with a copy sent to attention of the Corporation’s Chief Accounting Officer, facsimile number (415) 371-8311, or such other facsimile number or address as the Corporation may specify for such purposes by notice to the Holders delivered in accordance with this Section 9.  Any and all notices or other communications or deliveries to be provided by the Corporation hereunder shall be in writing and delivered personally, by facsimile, or sent by a nationally recognized overnight courier service addressed to each record Holder at the facsimile number, or address of such Holder appearing on the books of the Corporation. Any notice or other communication or deliveries hereunder shall be deemed given and effective on the earliest of (i) the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section 9 prior to 5:30 p.m. (New York City time) on any Trading Day, (ii) the next Trading Day after the time of transmission, if such notice or communication is delivered via facsimile at the facsimile number set forth in this Section on a day that is not a Trading Day or later than 5:30 p.m. (New York City time) on any Trading Day, (iii) the second Trading Day following the date of mailing, if sent by U.S. nationally recognized overnight courier service, or (iv) upon actual receipt by the party to whom such notice is required to be given.

b)                                     Absolute Obligation. Except as expressly provided herein, no provision of this Certificate of Designation shall alter or impair the obligation of the Corporation, which is absolute and unconditional, to pay liquidated damages and accrued dividends, as applicable, on the shares of Series C Preferred Stock at the time, place, and rate, and in the coin or currency, herein prescribed.

c)                                      Governing Law.  All questions concerning the construction, validity, enforcement and interpretation of this Certificate of Designation shall be governed by and construed and enforced in accordance with the internal laws of the State of Delaware, without regard to the principles of conflict of laws thereof.  The rule of construction to the effect that any ambiguities are to be resolved against the drafting party shall not be employed in the interpretation of this Certificate of Designation or any amendments thereto.  All legal proceedings concerning the interpretation, enforcement and defense of the transactions contemplated by this Certificate of Designation (whether brought against a party hereto or its respective Affiliates, directors, officers, shareholders, employees or agents) shall be commenced in the state and federal courts sitting in the State of Delaware, (the “Delaware Courts”).  The Corporation and each Holder hereby irrevocably submits to the exclusive jurisdiction of the Delaware Courts for the adjudication of any dispute hereunder or in connection herewith or with any transaction contemplated hereby or discussed herein, and hereby irrevocably waives, and agrees not to assert in any suit, action or proceeding, any claim that it is not personally subject to the jurisdiction of such Delaware Courts, or such Delaware Courts are improper or inconvenient venue for such proceeding.  The Corporation and each Holder hereby irrevocably waive personal service of process and consents to process being served in any such suit, action or proceeding by mailing a copy thereof via registered or certified mail or overnight delivery (with evidence of delivery) to such party at the address in effect for notices to it under this Certificate of Designation and agrees that such service shall constitute good and sufficient service of process and notice thereof.  Nothing contained herein shall be deemed to limit in any way any right to serve process in any other manner permitted by applicable law. The Corporation and each Holder hereto hereby irrevocably waive, to the fullest extent permitted by applicable law, any and all right to trial by jury in any legal proceeding arising out of or relating to this Certificate of Designation or the transactions contemplated hereby.  If any party shall commence an action or proceeding to enforce any provisions of this Certificate of Designation, then the prevailing party in such action or proceeding shall be reimbursed by the other party for its reasonable attorneys’ fees and other costs and expenses incurred in the investigation, preparation and prosecution of such action or proceeding.

d)                                     Uncertificated Shares. The shares of Series C Preferred Stock shall be uncertificated.

e)                                      Waiver.  Any waiver by the Corporation or a Holder of a breach of any provision of this Certificate of Designation shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or a waiver by any other Holders.  The failure of the Corporation or a Holder to insist upon strict adherence to any term of this Certificate of Designation on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation on any other occasion.  Any waiver by the Corporation or a Holder must be in writing.

f)                                       Severability.  If any provision of this Certificate of Designation is invalid, illegal or unenforceable, the balance of this Certificate of Designation shall remain in effect, and if any provision is inapplicable to any Person or circumstance, it shall nevertheless remain applicable to all other Persons and circumstances.  If it shall be found that any interest or other amount deemed interest due hereunder violates the applicable law governing usury, the applicable rate of interest due hereunder shall automatically be lowered to equal the maximum rate of interest permitted under applicable law.

g)                                      Next Business Day.  Whenever any payment or other obligation hereunder shall be due on a day other than a Business Day, such payment shall be made or other obligation performed on the next succeeding Business Day.

h)                                     Headings.  The headings contained herein are for convenience only, do not constitute a part of this Certificate of Designation and shall not be deemed to limit or affect any of the provisions hereof.

i)                                         Redeemed or Otherwise Acquired Shares.  Any shares of Series C Preferred Stock that are redeemed or otherwise acquired by the Corporation or any of its subsidiaries in accordance with the terms of this Certificate of Designation shall be automatically and immediately cancelled and retired and shall not be reissued, sold or transferred.  Neither the Corporation nor any of its subsidiaries may exercise any rights granted to the holders of Series C Preferred Stock following redemption.

j)                                        Amendment.  Any of the provisions, terms, rights, powers, preferences and other terms of the Series C Preferred Stock set forth herein may be amended or waived on behalf of all holders of Series C Preferred Stock by the affirmative written consent or vote of the holders of at least a majority of the shares of Series C Preferred Stock then outstanding.

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RESOLVED, FURTHER, that the chief executive officer, the president, the chief accounting officer or any vice-president, and the secretary or any assistant secretary, of the Corporation be and they hereby are authorized and directed to prepare and file this Certificate of Designation of Preferences, Rights and Limitations in accordance with the foregoing resolution and the provisions of Delaware law.

IN WITNESS WHEREOF, the undersigned have executed this Certificate this 1st day of September, 2020.

/s/ Lisa A. Conte		/s/ Carol R. Lizak
Name:	Lisa A. Conte	Name:	Carol R. Lizak
Title:	Chief Executive Officer and President	Title:	Chief Accounting Officer